As filed with the Securities and Exchange Commission on

                               November 29, 1999

                           Registration No. 333-78603
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------


                               UNITY BANCORP, INC.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)

                                    DELAWARE
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   22-3282551
                     ---------------------------------------
                     (I.R.S. Employer Identification Number)

                                64 OLD HIGHWAY 22
                            CLINTON, NEW JERSEY 08809
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of agent for service)


                             ----------------------


                     KEVIN KILLIAN, CHIEF FINANCIAL OFFICER

                               UNITY BANCORP, INC.
                                64 OLD HIGHWAY 22
                            CLINTON, NEW JERSEY 07416
            --------------------------------------------------------
            (Name, address, including zip code and telephone number,
                   including area codes, of agent for service)

                                 WITH A COPY TO
                            ROBERT A. SCHWARTZ, ESQ.
                        JAMIESON, MOORE, PESKIN & SPICER
                               177 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07960

     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.


================================================================================

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                                 [_]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                                                 [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                 [_]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                 [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                                 [_]


        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



                               UNITY BANCORP INC.

                             UP TO 102,459 SHARES OF
                                  COMMON STOCK



        We are a New Jersey based bank holding company. Our bank, Unity Bank, is headquartered in Clinton, New Jersey. The shares of common stock that may be sold pursuant to this Prospectus are owned by certain selling shareholders, and are not being sold by us.


        Our common stock is listed on the NASDAQ National Market under the symbol "UNTY." We anticipate that the selling shareholders will offer the common stock for resale at prevailing prices on the NASDAQ National Market from time-to-time. We will pay the expenses for registering the common stock with the Securities and Exchange Commission. The selling shareholders will pay all selling and other expenses incurred by the selling shareholders.

Before purchasing the common stock, you should read the Risk Factors beginning on page 1.

                                   ----------

Neither the SEC nor any State Securities Commission has approved the common stock or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares of common stock are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


               The date of this Prospectus is November 29, 1999.

                                TABLE OF CONTENTS



RISK FACTORS..............................................................   1

WHERE YOU CAN FIND ADDITIONAL INFORMATION.................................   8

UNITY BANCORP, INC........................................................   9

USE OF PROCEEDS...........................................................  10

SELLING SHAREHOLDERS......................................................  10

PLAN OF DISTRIBUTION......................................................  10

TRANSFER AGENT ...........................................................  11

LEGAL MATTERS.............................................................  11

EXPERTS ..................................................................  11

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS..........................  13

SIGNATURES................................................................  16

                                  RISK FACTORS

         You should consider the following risk factors, in addition to other information contained or incorporated by reference in this prospectus before deciding to purchase our common stock.

RISKS ASSOCIATED WITH THE COMPANY:

WE HAVE RECENTLY INCURRED SIGNIFICANT LOSSES WHICH COULD ADVERSELY AFFECT THE COMPANY.

         We have incurred net losses of $375 thousand and $1.7 million in the second and third quarter of 1999, respectively. There can be no assurance that we will be able to grow the core deposits of the bank, restructure the funding mix and restore the company to profitability.

IT MAY BE DIFFICULT FOR US TO MANAGE OUR GROWTH AND TO RESTRUCTURE THE COMPANY'S FUNDING MIX.

         In the past twelve months, we opened ten new branches, more than doubling our branch network. This expansion has significantly increased our expenses contributing to the losses we incurred in 1999. In order to grow these branches and restore the company to profitability, we must generate an increasing level of low cost core deposits in order to restructure the company's funding mix. Our ability to do this will be affected, at least in part, by factors beyond our control, such as economic conditions and interest rate trends. There can be no assurance that we will be able to increase the amount of deposits at existing branches to the level necessary for them to contribute to our profitability.

OUR RELIANCE ON MUNICIPAL DEPOSITS COULD ADVERSELY AFFECT OUR LIQUIDITY.

         The bank presently relies on a high concentration of deposits from municipalities. These deposits have short maturities and are historically sensitive to competitive market rates of interest. There can be no assurance that these deposits will remain with the bank. Withdrawal of these deposits could cause liquidity problems for the bank.

A PERIOD OF RISING INTEREST RATES, AN ECONOMIC SLOWDOWN OR RECESSION COULD REDUCE THE DEMAND FOR MORTGAGES AND ADVERSELY IMPACT OUR MORTGAGE BANKING SUBSIDIARY.

         Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. In a period of rising interest rates or an economic slowdown, we will originate and sell fewer loans. Accordingly, a period of rising interest rates, an economic slowdown or a recession would adversely affect our business and the results of operations of our mortgage banking subsidiary.

OUR MORTGAGE BANKING BUSINESS MAY SUFFER IF WE CANNOT ATTRACT OR RETAIN QUALIFIED LOAN ORIGINATORS.

         We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, which we believe leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified loan originators. If we cannot attract or retain a sufficient number of skilled loan originators, or even if we can retain them but at higher costs, our business and results of operations of our mortgage banking subsidiary could be adversely affected.

CURTAILMENT OF THE SMALL BUSINESS ADMINISTRATION LOAN PROGRAM COULD NEGATIVELY AFFECT THE COMPANY.

         The bank has generally sold the guaranteed portion and has occasionally sold part of the unguaranteed portion of SBA loans in the secondary market. There can be no assurance that the bank will be able to continue originating these loans, or that a secondary market will exist for, or that the bank will continue to realize premiums upon the sale of, the guaranteed and unguaranteed portions of the SBA loans. The federal government presently guarantees 75% to 90% of the principal amount of each qualifying SBA loan. There can be no assurance that the federal government will maintain the SBA program, or if it does, that such guaranteed portion will remain at its current funding level. Furthermore, there can be no assurance that the bank will retain its preferred lender status, which, subject to certain limitations, allows the bank to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA, or that if it does, that the federal government will not reduce the amount of such loans which can be made by the bank. In addition, the bank relies on the expertise of a few key officers in its SBA lending. The retention of such officers is important to the success of the SBA lending and the amount of income the bank derives from SBA lending. The bank believes that its SBA loan portfolio does not involve more than a normal risk of collectability. However, since the bank has sold the guaranteed portion of substantially all of its SBA loan portfolio, the bank incurs a pro rata credit risk on the non-guaranteed portion of the SBA loans since the bank shares pro rata with the SBA in any recoveries. In the event of default on a SBA loan, the bank's pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to the bank's SBA loans or it may seek the recovery of damages from the bank. The SBA has never declined to honor its guarantees with respect to the bank's SBA loans, although no assurance can be given that the SBA would not attempt to do so in the future.

WE DO NOT CURRENTLY HAVE AN EXPERIENCED BANKING PROFESSIONAL AS PRESIDENT.

         Our President and Chief Operating Officer, who also served as the President of our bank subsidiary, recently resigned. Mr. Robert J. Van Volkenburgh, our Chief Executive Officer, is currently serving as interim President of the bank. Mr. Van Volkenburgh is not an experienced banking professional. Although we recently hired an Executive Vice President and Chief Operating Officer, we do not currently have an experienced banking professional as President.

WE MAY INCUR SIGNIFICANT DAMAGES AS A RESULT OF POTENTIAL LEASE OBLIGATIONS.

         In August, 1999, the bank entered into leases or subleases for five (5) potential branch locations. Under the terms of these agreements, the annual lease obligation in the base year of the leases is $428 thousand in the aggregate, $471,000 on a fully phased in basis beginning in the fourth year of the lease term, and increases thereafter based on increases in the consumer price index and the lease terms range from 12 to 18 years. Payments on the leases were to commence on January 1, 2000. Subsequent to September 30, 1999, the bank provided the landlord under the leases and sublease with notice to terminate each of the leases and the sublease. Although no legal action has been commenced, the landlord, through its counsel, has indicated that it does not agree with the bank's right to terminate the leases. If the bank were found to be liable for improperly terminating these agreements, the bank could incur significant damages.

WE MAY BE SUBJECT TO HIGHER OPERATING COSTS AS A RESULT OF GOVERNMENT
REGULATION.

         We are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Legislative and regulatory changes may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors.

WE CANNOT PREDICT HOW CHANGES IN TECHNOLOGY WILL IMPACT OUR BUSINESS.

         The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

    o    telecommunications;

    o    data processing;

    o    automation;

    o   Internet-based banking;

    o    telebanking; and

    o    debit cards and so-called "smart cards."

         Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

CHANGES IN LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO.

         Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services primarily to customers in the four counties in central New Jersey markets in which we have branches, so any decline in the economy of New Jersey could have an adverse impact on us.

         Our loans, the ability of borrowers to repay these loans and the value of collateral securing these loans, are impacted by economic conditions. In addition, a large portion of our income is generated from gains on the sale of SBA loans and from the generation and sale of mortgage loans and the related servicing. Our financial results, the credit quality of our existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in our primary market area are strong and have aided our recent growth, we cannot assure you that these conditions will continue to prevail. We cannot assure you that positive trends or developments discussed in this Memorandum will continue or that negative trends or developments will not have a significant adverse effect on us.

FAILURE BY US OR OUR SUPPLIERS AND CUSTOMERS TO ENSURE THAT COMPUTER SYSTEMS ARE YEAR 2000 COMPLIANT COULD HAVE AN ADVERSE EFFECT ON US.

         We face significant business issues regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing software application products, including software application products used by us and our suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. The interruption to our business could be substantial if our current data processor fails to become year 2000 compliant. In addition, failure by our suppliers and customers to modify and convert their own computer systems could have a significant adverse effect on the suppliers' or customers' operations and profitability, thus inhibiting their ability to provide services or repay loans to us.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOSSES.

         Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. Our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of our operations. During the quarters ended June 30, 1999 and September 30, 1999 we made substantial additional provisions to our allowance. Risks within the loan portfolio are analyzed on a continuous basis by management, by an independent loan review function and by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience, and other factors management feels deserve recognition in establishing an adequate reserve. This risk assessment process is performed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses and have in the past required an increase in our allowance for loan loss. Although we believe that our allowance for loan losses is adequate to cover anticipated losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could adversely affect our earnings.

WE MAY BE UNABLE TO MANAGE INTEREST RATE RISKS THAT COULD REDUCE OUR NET INTEREST INCOME.

         Our profitability is in large part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. We manage this interest rate spread while attempting to stay within risk guidelines established by our Board of Directors. At September 30, 1999, our simulation model showed that we were not in compliance with these guidelines, and that upon a 300 basis point increase in interest rates over the next twelve months, our net interest income would show a 13.8% decline and our net income would decline by $1.8 million. Although we are attempting to reorganize our balance sheet to reduce our exposure to interest rate risk, we can give you no assurance that we will be able to reduce this risk or that our performance will not be negatively impacted during the restructuring.

WE ARE UNDERCAPITALIZED.

         The bank is deemed "undercapitalized" under federal regulations because our total risk based capital ratio at September 30, 1999 of 6.29% is less than the 8% required under federal regulation. Because we are undercapitalized, the bank is required to submit a capital plan to the FDIC by December 15. In addition, the bank is generally prohibited from making capital distributions to us, paying management fees to any entity that controls the bank or increasing its average assets until the capital plan has been approved. The Board of Governors of the Federal reserve System, our primary regulator, could also seek to take regulatory action against us, including requiring a capital plan or prohibiting us from expanding through acquisitions or otherwise, until we meet all capital guidelines. In addition, in connection with our branch expansion the New Jersey Department of Banking and Insurance imposed a tier 1 capital to total assets ratio of 6%. At September 30, 1999, the bank's leverage ratio of tier 1 capital to average assets was 4.28%, less than the 6% required by the New Jersey Department of Banking and Insurance. The bank may not pay dividends to us until its tier 1 capital ratio is above 6%.

RISKS ASSOCIATED WITH THE BANKING INDUSTRY:

WE ARE IN COMPETITION WITH MANY OTHER BANKS, INCLUDING LARGER COMMERCIAL BANKS WHICH HAVE GREATER RESOURCES THAN US

     The banking industry within the State of New Jersey is highly competitive. The bank's principal market area is served by branch offices of large commercial banks and thrift institutions. A number of these institutions have substantially greater resources than we do to expend upon advertising and marketing, and their substantially greater capitalization enables them to make much larger loans. Our success depends a great deal upon our judgment that large and mid-size financial institutions do not adequately serve small businesses in our principal market area and our ability to compete favorably for such customers. In addition to competition from larger institutions, we also face competition for individuals and small businesses from recently formed banks seeking to compete as "home town" institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market we serve.

THERE IS A RISK THAT WE MAY NOT BE REPAID IN A TIMELY MANNER, OR AT ALL, FOR LOANS WE MAKE

     The risk of nonpayment (or deferred or delayed payment) of loans is inherent in commercial banking. Such non payment, or delayed or deferred payment of loans to the bank, if they occur, may have a material adverse effect on our earnings and overall financial condition. Additionally, in compliance with applicable banking laws and regulations, the bank maintains an allowance for loan losses created through charges against earnings. As of September 30, 1999, the bank's allowance for loan losses was $2.2 million. The bank's marketing focus on small to medium-size businesses may result in the assumption by the bank of certain lending risks that are different from or greater than those which would apply to loans made to larger companies. We seek to minimize our credit risk exposure through credit controls which include evaluation of potential borrowers, available collateral, liquidity and cash flow. However, there can be no assurance that such procedures will actually reduce loan losses.

THE LAWS THAT REGULATE OUR OPERATIONS ARE DESIGNED FOR THE PROTECTION OF DEPOSITORS AND THE PUBLIC, BUT NOT OUR STOCKHOLDERS

     The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting stockholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely our the business.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have incorporated by reference into this prospectus the following documents we filed with the Commission under the Securities Exchange Act of 1934:

        o      (i) the Annual Report on Form l0-KSB for the fiscal year ended
                   December 31, 1998,

        o     (ii) the Proxy Statement for the 1999 Annual Meeting of
                   Shareholders,


        o    (iii) the description of the common stock contained in our
                   Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating that description,

        o     (iv) the Quarterly Reports on Form 10-QSB for the quarters ended
                   March 31, 1999, June 30, 1999 and September 30, 1999.

        In addition, any documents which we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering are also incorporated by reference into this prospectus. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        You may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits, unless the exhibits are specifically incorporated by reference into this prospectus. Your request should be sent to Kevin Killian, Chief Financial Officer, Unity Bancorp, Inc., 64 Old Highway 22, Clinton, New Jersey 08809.

                               UNITY BANCORP, INC.


        We are a New Jersey business corporation and a holding company for Unity Bank, which engages in a commercial banking business in Hunterdon, Middlesex, Morris, Somerset and Union counties, New Jersey. We direct the policies and coordinate the financial resources of the bank.

        The bank is a New Jersey state-chartered bank which commenced business in 1991. The bank currently operates from its main office in Clinton, New Jersey and from sixteen branch offices located in Berkeley Heights, Colonia, Cranford, Flemington, Highland Park, Linden, North Plainfield, South Plainfield, Edison, Springfield (2 offices), Scotch Plains, Kenilworth, East Brunswick, Union and Whitehouse, New Jersey. The deposits of the bank are insured by the Bank Insurance Fund of the FDIC up to applicable limits. The operations of the bank are subject to the supervision and regulation of the New Jersey Department of Banking and Insurance and the FDIC.


        We lend funds to individuals and businesses for personal and commercial purposes. We emphasize the origination of loans with adjustable rates of interest tied to our Prime Rate. The interest rates on our adjustable rate loans are repriced from time-to-time to reflect changes, up or down, in our cost of funds. In order to be competitive with other established banking institutions in our trade area, we charge rates which are generally comparable to those charged by other lenders.


        In addition, we have been very active in providing loans to small businesses through the United States Small Business Administration guaranteed loan program. Under the SBA program, loans are available to small businesses which meet certain criteria. Up to 90% of the principal of a loan to a qualified business may be guaranteed by the United States Government. We sell the guaranteed portion of our SBA loans into the secondary market and derive premium income. Our ability to offer SBA loans on an ongoing basis depends on among other factors, appropriation of funds by the federal government to the SBA program. We have been designated a "preferred lender" for the states of New Jersey, Delaware, New York and Pennsylvania by the SBA. This means that we may originate SBA guaranteed loans without prior SBA approval, although the guaranteed portion of this loan will be 80% for loans up to $100,000 and 75% for loans over $100,000 and up to $1,000,000.

        Our commercial loans are generally secured by business assets, personal guarantees of the principals of closely-held businesses and often by the personal assets of such principals. The loans are made to small and mid-sized businesses in our trade area. Federal and state law and regulations restrict how much any bank may lend to a single customer with the restrictions stated as a percentage of the bank's primary capital. We believe that we can attract commercial borrowers by providing competitive rates, superior services, local decision-making and flexibility in loan structure. The Board of Directors believes that small and mid-sized businesses are not always of primary importance to larger banking institutions for commercial lending purposes, but those businesses represent the main portion of our commercial loan business.


        We grant both secured and unsecured personal loans to finance the purchase of automobiles, durable goods of other consumer goods. The Board of Directors believes that our competitive interest rates and superior service (which includes, among other things, convenience, personal attention and prompt local decision-making) are important competitive factors in attracting personal loans from credit-worthy consumers.

        We also make residential and commercial real estate loans and, on a limited basis, construction loans.

        Our principal executive offices are located at 64 Old Route 22, Clinton, New Jersey 08809, and our telephone number is (908) 730-7630.


                              USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                           SELLING SHAREHOLDERS

        Barry Habib, Norman Hunter and Craig Frankel are the selling shareholders. They acquired the shares of the common stock in connection with the sale of their company, Certified Mortgage Associates, Inc., to the Company in February, 1999. Mr. Habib owns 90,164 shares of the common stock, Mr. Frankel owns 10,246 shares of the common stock and Mr. Hunter owns 2,049 shares of the common stock.


                            PLAN OF DISTRIBUTION

        The common stock may be sold from time to time by the selling shareholders in one or more transactions on the NASDAQ market or otherwise. Alternatively, the selling shareholders may from time to time offer the common stock through underwriters, dealers or agents. The distribution of the common stock by the selling shareholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market including ordinary broker's transactions, privately negotiated transactions, pledges, or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with those.

        We are registering the common stock as part of an agreement between the selling shareholders and us in which we agreed to pay all expenses incident to the registration of the common stock. We will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the selling shareholders. In some cases, the company has agreed to indemnify the selling shareholders against certain liabilities.


        There can be no assurance that any of the selling shareholders will sell any or all of the common stock offered by them hereunder.



                                  TRANSFER AGENT


        Our transfer agent for the common stock is FCTC Transfer Services, LLP, with an office at 111 Wood Avenue South, Suite 206, Iselin, New Jersey.

                                  LEGAL MATTERS


        Jamieson, Moore, Peskin & Spicer, Morristown, New Jersey has passed upon the validity of the common stock being offered.





                                     EXPERTS

        We have incorporated by reference into our 1998 Annual Report on Form 10-KSB our audited financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 along with Arthur Andersen LLP's audit report on these financial statements. Our 1998 Annual Report is incorporated by reference into this registration statement on Form S-3 and prospectus. Arthur Andersen LLP issued their report as independent auditors and as experts in auditing and accounting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF UNITY BANCORP, INC. OR UNITY BANK MAY CHANGE AFTER THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS DOCUMENT AND THE SALES OF SHARES MADE HEREUNDER DOES NOT MEAN OTHERWISE.

                                   ----------


UNTIL THE LATER OF DECEMBER 27, 1999 OR 25 DAYS AFTER COMMENCEMENT OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                            UNITY BANCORP, INC.

                          Up to 102,459 Shares of

                                COMMON STOCK




                                 ----------

                                 PROSPECTUS

                                 ----------







                                November 29, 1999

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         SEC Registration Fee ...........................  $   289.00
         Accounting Fees and Expenses ...................    5,000.00
         Legal Fees and Expense .........................    5,000.00
         Transfer Agent Fees ............................    2,000.00
         Miscellaneous Expenses .........................    7,711.00
                                                           ----------
         Total ..........................................  $20,000.00
                                                           ==========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article Ninth of the Certificate of Incorporation of the Registrant and
Section 145 of the Delaware General Corporation Law ("DGCL") provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request ("corporate agents") against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful.

        With respect to any derivative action, the Registrant is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

        Under Section 145 of the DGCL, the Registrant may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

        Section 145 of the DGCL further provides that a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. In advance of the final disposition of a proceeding, the Registrant may pay an agent's expenses if the agent agrees to repay the expense unless it is ultimately determined he is entitled to indemnification. Article Ninth of the Certificate of Incorporation of the Registrant also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article Ninth.

        With respect to possible indemnification of officers, directors, and other corporate agents for liabilities arising under the Securities Act, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 16. EXHIBITS


    Exhibit No.             Description
    -----------             -----------
        5 Opinion of Jamieson, Moore, Peskin & Spicer as to the legality of the securities to be registered.*


       23(a)     Consent of Arthur Andersen LLP.


       23(b)     Consent of Jamieson, Moore, Peskin & Spicer (Included in
                 Exhibit 5 hereto).*
----------
* Previously filed.


ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

        The undersigned Registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, to treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering and to file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of New Jersey, on this 29th day of November, 1999.


                                   UNITY BANCORP, INC.
                                   (Registrant)


                                   By: /s/Robert J. Van Volkenburgh
                                       ------------------------------
                                          Robert J. Van Volkenburgh
                                          Chairman of the Board and
                                          Chief Executive Officer




        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 29th day of November, 1999.


Name                              Title                              Date
----                              -----                              ----

/s/Robert J. Van Volkenburgh      Chairman of the Board            November 29, 1999
-----------------------------     (Principal Executive Officer)
ROBERT J. VAN VOLKENBURGH


/s/David D. Dallas                Director                         November 29, 1999
-----------------------------
DAVID D. DALLAS


/s/Peter P. DeTommaso             Director                         November 29, 1999
-----------------------------
PETER P. DETOMMASO


/s/Charles S. Loring              Director                         November 29, 1999
-----------------------------
CHARLES S. LORING


/s/Kevin Killian                  Chief Financial Officer          November 29, 1999
-----------------------------     (Principal Financial and
KEVIN KILLIAN                     Accounting Officer)





                                      II-4

